Exhibit 10.1

Brokerage Multi-Line Reinsurance Agreement

REINSURED:	Tower Insurance Company of New York
a New York corporation
(doing business as Tower Select Insurance Company in the State of California)
Tower National Insurance Company
a Massachusetts corporation
Preserver Insurance Company
a New Jersey corporation
Mountain Valley Indemnity Company
a New Hampshire corporation
North East Insurance Company
a Maine corporation
CastlePoint Insurance Company
a New York corporation
Hermitage Insurance Company
a New York corporation
Kodiak Insurance Company
a New Jersey corporation
CastlePoint Florida Insurance Company
a Florida corporation
CastlePoint National Insurance Company
an Illinois corporation
Massachusetts Homeland Insurance Company
a Massachusetts corporation
York Insurance Company of Maine
a Maine corporation

REINSURER:	Arch Reinsurance Ltd.

WHEREAS Tower Insurance Company of New York is the Pool Manager for the following companies: Tower National Insurance Company, a Massachusetts corporation (for its own direct business and the business it assumes from Massachusetts Homeland Insurance Company, a Massachusetts corporation), Preserver Insurance Company, a New Jersey corporation (for its own direct business and the business it assumes from Kodiak Insurance Company, a New Jersey corporation), North East Insurance Company, a Maine corporation (for its own direct business and the business it assumes from York Insurance Company of Maine, a Maine corporation), CastlePoint Insurance Company, a New York corporation (for its own direct business and the business it assumes from CastlePoint Florida Insurance Company, a Florida corporation), Hermitage Insurance Company, a New York corporation, and CastlePoint National Insurance Company, an Illinois corporation;

NOW, THEREFORE, intending to be legally bound hereby, the Company and the Reinsurer agree as follows:

BUSINESS COVERED

By this Contract, the Reinsurer agrees to reinsure the Quota Share Percentage of the Company’s liability under its Policies classified by the Company as:

1.	Brokerage Commercial Auto Liability,

2.	Brokerage Commercial Multi-Peril Property,

3.	Brokerage Commercial Multi-Peril Liability,

4.	Brokerage Other Liability (Monoline Liability).

TERM

A.	This Contract shall apply to all Loss Occurrences with a date of loss on or after July 1, 2013, on Policies in-force as at June 30, 2013 and Policies written or renewed with an effective date during the period from July 1, 2013 to December 31, 2013 (both dates inclusive) unless the Contract is terminated earlier in accordance with the provisions of the SPECIAL TERMINATION ARTICLE.

For Claims-Made Policies, only original Losses occurring at or after July 1, 2013 shall be covered hereunder (irrespective of claim-made dates).

B.	Upon expiration or termination of this Contract, the Reinsurer shall remain liable under Policies in force as at December 31, 2013 as respects Loss Occurrences with dates of loss up the first anniversary date, termination, or natural expiration date of such Policies, not to exceed 18 months in all from the effective date of the Policies.

C.	Notwithstanding the expiration or termination of this Contract as hereinabove provided, the provisions of this Contract will continue to apply to all obligations and liabilities of the parties incurred hereunder prior to such expiration or termination.

SPECIAL TERMINATION

A.	Either party may terminate this Contract at any time by providing written notice by certified mail to the other party at least 30 days in advance of the effective date of termination, upon the happening of any one of the following circumstances:

1.	A State Insurance Department or other legal authority orders the other party to cease writing business;

2.	The other party has voluntarily ceased assuming new and renewal reinsurance business;

3.	The other party has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary), or there has been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations;

4.	For any period not exceeding 12 months which commences no earlier than 12 months prior to the inception of this Contract, the other party’s policyholders’ surplus, as reported in the financial statements of such party has been reduced by whichever is greater, either 25% of the amount of surplus at the inception of this Contract or 25% of the amount at the latest anniversary;

5.	The other party has become merged with, acquired or controlled by any company, corporation, or individual(s) not controlling such party’s operations previously. However, this provision shall not apply where, as of the effective date hereof, the acquiring or surviving company or corporation has a Standard and Poor’s and A.M. Best’s rating and Financial Size Category equal to or greater than the rating held by such party before the merger, acquisition or change of control;

6.	The other party’s A.M. Best Financial Strength Rating has been assigned or downgraded below A-.

B.	In the event of such termination, the Company shall have the right, by giving the Reinsurer prior notice in its termination notice, to relieve the Reinsurer of liability for Loss Occurrences subsequent to the effective date of termination. Upon such termination, the Reinsurer shall refund to the Company the portfolio of ceded unearned premium reserve, less any ceding commission previously allowed thereon, with respect to Policies in force as of the date of termination.

DEFINITIONS

In addition to the terms defined elsewhere in this Contract, the terms set forth below, wherever they appear in this Contract and regardless of whether they appear in a singular or plural form, shall have the meanings given herein:

A.	Declaratory Judgment Expense

“Declaratory Judgment Expense” as used herein shall mean all expenses incurred by the Company in connection with any proceedings brought to determine the Company’s defense and/or indemnification obligations that are allocable to a specific claim subject to this Contract. Declaratory Judgment Expense shall be deemed to have been incurred on the date of the original loss (if any) giving rise to the proceedings.

B.	Loss

“Loss” as used herein shall mean the actual loss, including any pre-judgment interest which is included as part of an award or judgment and defense costs when part of the original Policy, paid or to be paid by the Company on its liability under the Policies and includes Extra Contractual Obligations, Excess of Policy Limits liability, and Loss Adjustment Expense. All recoveries, salvages, and subrogations, which are actually recovered, and reinsurance inuring to the benefit of this Contract, whether collectible or not, shall be deducted from the amount of Loss.

C.	Loss Adjustment Expense

“Allocated Loss Adjustment Expenses” as used in this Agreement shall mean all costs and expenses that are incurred by the Company in the investigation, appraisal, adjustment, settlement, litigation, defense or appeal of a specific claim, including court costs and costs of supersedeas and appeal bonds and including a) pre-judgment interest, unless included as part of the award or judgment; b) post- judgment interest and c) legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto, including Declaratory Judgment Expenses.

Allocated Loss Adjustment Expenses shall include defense attorneys, and other claims and legal personnel of Tower Insurance Company of New York/Tower Risk Management and other costs allocated to the defense and adjustment of a specific claim. Allocated Loss Adjustment Expense shall also include expenses of independent third parties, including but not limited to coverage attorneys and appraisers, retained, assigned and/or employed by the Company in the settlement of claims.

Allocated Loss Adjustment Expense shall not include Unallocated Loss Adjustment Expenses. For purposes of this definition, “Unallocated Loss Adjustment Expenses” shall mean the salaries and overhead of the Company’s employed claims adjusting staff other than the in-house legal staff assigned to the defense of specific claims which are covered under Allocated Loss Adjustment Expense.

For purposes of this Agreement, Allocated Loss Adjustment Expense and Unallocated Loss Adjustment Expense shall be treated in accordance with the definitions herein, regardless of how the Company classifies Allocated Loss Adjustment Expense and Unallocated Loss Adjustment Expense in their claims systems.

D.	Losses Incurred

“Losses Incurred” as used herein shall mean ceded Loss paid as of the effective date of calculation, plus the ceded reserves for Loss outstanding and IBNR as carried by the Company as of the same date.

E.	Loss Occurrence

“Loss Occurrence” as used herein shall mean any Loss(es) and/or series of Loss(es) arising out of a single event and/or original cause.

F.	Loss Ratio

“Loss Ratio” as used herein shall mean ceded Losses Incurred divided by Ceded Reinsurance Premium, all as respects and arising from Policies under this Contract.

G.	Net Written Premium

“Net Written Premium” as used herein shall mean the gross written premium of the Company for the Policies reinsured, less cancellations and return premiums, and less premiums ceded by the Company for reinsurance, if any, which inures to the benefit of this Contract.

H.	Policy

“Policy” as used herein shall mean the Company’s binders, policies, endorsements and contracts providing insurance or reinsurance on the classes of business covered as described in the BUSINESS COVERED ARTICLE under this Contract.

I.	Quota Share Percentage

“Quota Share Percentage” as used herein shall mean 17.5%.

J.	Risk

“Risk” as used herein shall follow the internal guidelines of the Company.

K.	Brokerage Business

“Brokerage Business” as used in this Agreement shall mean all classes of business that are underwritten on an individual Policy basis by the Company’s underwriting staff through wholesale and retail agents and most or all of the services are provided by the Company as part of the overall product offering that are Business Covered hereunder.

TERRITORY

The territorial limits of this Contract shall be identical with those of the Company’s Policies.

EXTRA CONTRACTUAL OBLIGATIONS AND LOSS IN EXCESS OF POLICY LIMITS

A.	Extra Contractual Obligations

This Contract shall cover, within the limits hereof, Extra Contractual Obligations. The term “Extra Contractual Obligations” means any punitive, exemplary, compensatory or consequential damages, other than Loss in Excess of Policy Limits, paid or payable by the Company as a result of any action or proceeding against it by its insured, its insured’s assignee or a third party claimant, by reason of alleged or actual negligence, fraud or bad faith on the part of the Company in handling a claim under a Policy subject to this Contract.

However, this Article shall not apply where the loss has been incurred due to fraud by a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

B.	Loss in Excess of Policy Limits

This Contract shall cover, within the limits hereof, Loss in Excess of Policy Limits. The term “Loss in Excess of Policy Limits” means an amount that the Company would have been contractually liable to pay had it not been for the limit of the original Policy as a result of any action or proceeding against it by its insured, its insured’s assignee or a third party claimant. Such Loss in Excess of Policy Limits shall have been incurred because of failure by the Company to settle within the Policy limit, or by reason of alleged or actual negligence, fraud, or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or in the preparation or prosecution of an appeal consequent upon such action.

However, this Article shall not apply where the loss has been incurred due to fraud by a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

EXCLUSIONS

This Contract shall not apply to and specifically excludes the following:

1.	Liability as a member, subscriber or reinsurer of any pool, syndicate or association, but this exclusion shall not apply to Assigned Risk Plans or similar plans.

2.	Surety.

3.	Credit and Financial Guarantee.

4.	Treaty reinsurance assumed by the Company from other carriers, but this exclusion shall not apply to inter-company pooling; reinsurance of policies, contracts, and binders issued by another carrier, for the convenience of the Company, in a state in which the Company is not licensed or surplus lines eligible; nor shall this exclusion apply to reinsurance assumed from an affiliated company, or facultative reinsurance of a captive.

5.	Life, Accident, and Health Insurance.

6.	Security and Exchange Commission (SEC) Liability.

7.	Kidnap and Ransom Insurance.

8.	Liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency Fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

9.	Loss or liability excluded by the Nuclear Incident Exclusion Clauses - Liability - Reinsurance - U.S.A. and Canada; and Nuclear Energy Risks Exclusion Clause (Reinsurance) (1994) worldwide excluding U.S.A. and Canada, attached hereto.

10.	Loss, damage, cost or expense directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with biological, chemical, or nuclear explosion, pollution, contamination and/or fire following thereon.

11.	War as excluded in the Policies reinsured hereunder. This exclusion, however, will not be construed to apply to riots, strikes, civil commotion, vandalism, malicious damage including acts committed by the agent of any government, party, or faction engaged in war, hostilities, or other war-like operation, providing such agent is acting secretly and not in connection with any operations of military or naval armed forces in the country where the interest insured is situated.

12.	Loss Portfolio Transfers.

13.	Professional Liability of any kind including but not limited to Medical Malpractice, Fiduciary Liability, Directors and Officers Liability, Crime and Fidelity Liability, Lawyers Liability and Architects and Engineers Liability, Employment Practices Liability.

14.	Workers’ Compensation Insurance.

15.	Boiler and Machinery.

16.	Aviation, Aerospace and Satellite.

17.	Residual Value Insurance.

18.	Product Recall.

19.	Political Risk Insurance.

20.	Marine insurance.

21.	Pure Financial Loss.

22.	Asbestos.

23.	Pollution and/or Seepage and/or Contamination.

24.	Tobacco/tobacco products.

25.	Cyber Risk.

26.	Any transmission and distribution lines being a meshwork of wire used by an Electric Public Utility or Telephone Public Utility or Cable Public Utility including supporting structures other than those within 1000 feet of insured premises.

27.	Policies written through Insurance or Reinsurance Pools, Binders, Lineslip, Managing General Agents or any other automatic facilities arrangements.

28.	Any Loss arising from New York Labor Law Section 240(1).

29.	Ex gratia payments.

SPECIAL ACCEPTANCE

The Company may submit in writing to the Reinsurer, for special acceptance hereunder, business not covered by this Contract. If said business is accepted by the Reinsurer in writing, it will be subject to the terms of this Contract, except as such terms are modified by such acceptance.

COVERAGE

A	The Company shall cede and the Reinsurer shall accept as reinsurance its Quota Share Percentage of Loss arising from business covered hereunder as described under the BUSINESS COVERED ARTICLE and in accordance with the terms, conditions and limitations of this Contract.

B.	The Reinsurer’s liability inclusive of Extra Contractual Liability, Loss in Excess of Policy Limits, Loss Adjustment Expense and Declaratory Judgment Expense for each and every Loss Occurrence involving two or more Risks shall be limited to its share of $25,000,000 or 6.0% of the ultimate Ceded Reinsurance Premium, whichever is less; furthermore, the Reinsurer’s total liability inclusive of Extra Contractual Liability, Loss in Excess of Policy Limits, Loss Adjustment Expense and Declaratory Judgment Expense in the aggregate for this Contract for all Loss Occurrences involving two or more Risks will be limited to its share of $25,000,000 or 6.0% of the ultimate Ceded Reinsurance Premium, whichever is less.

C.	Declaratory Judgment Expense will be limited to an additional 90% of the applicable Policy limit, each Loss Occurrence, each Risk.

D.	Extra Contractual Obligations and Loss in Excess of Policy Limits will be limited to an additional 90% of the applicable Policy limit, each Loss Occurrence, each Risk.

LOSS RATIO CAP

A.	The Reinsurer’s total liability for ceded Losses under this Contract will not exceed 120% of the Ceded Reinsurance Premium.

B.	Within 60 days after 12 months following the termination or expiration of this Contract, and annually thereafter until all Loss subject hereto has been finally settled, the Company shall report to the Reinsurer the Loss Ratio for the term of this Contract. If the Reinsurer has previously paid Loss in excess of the Loss Ratio Cap out in paragraph A above, the Company shall return any such excess payments to the Reinsurer with its report.

REINSURANCE PREMIUM

The Company will transfer to the Reinsurer by October 15, 2013, the Reinsurer’s Quota Share Percentage of unearned Net Written Premium for Policies in force at June 30, 2013. Additionally, the Company will cede to the Reinsurer its Quota Share Percentage of the Net Written Premium on all Policies written or renewed with an effective date on or after July 1, 2013 (together, the “Ceded Reinsurance Premium”). The estimated unearned Net Written Premium is $227,000,000 (for 100% basis). The exact amount shall be confirmed by the Company and agreed by the Reinsurer at binding.

The payment of the initial transfer of unearned Net Written Premium is a condition precedent to the liability of the Reinsurer under this Contract.

COMMISSION

A.	The Reinsurer shall allow the Company a 27.50% provisional commission on all Ceded Reinsurance Premium to be reported in accordance with the REPORTS AND REMITTANCES ARTICLE. The Company shall allow the Reinsurer return commission on return premiums at the same rate.

B.	The commission shall be adjusted by reference to the Loss Ratio (as defined herein) and shall be calculated in accordance with a sliding scale which decreases on a linear scale from a maximum of 31.50% commission at a Loss Ratio of 61.00% or less, to a minimum of 25.00% at a Loss Ratio of 69.00% or greater, calculated to 2 decimal places.

C.	The first calculation of the commission shall be on the account as at December 31, 2015 and as at quarterly intervals thereafter. The Company shall first calculate and report the adjusted commission within 30 days of December 31, 2015 and within 30 days of each quarter-end thereafter. If the adjusted commission as of the date of adjustment is greater than commissions previously allowed by Reinsurer, Reinsurer shall remit the difference to Company within 10 calendar days after receipt and verification of Company’s report. If the adjusted commission as of the date of adjustment is less than the commissions previously allowed by Reinsurer, the Company shall remit the difference to the Reinsurer with the Company’s report.

D.	It is expressly agreed that the commission allowed the Company includes provision for all dividends, commissions, taxes, assessments, and all other expenses of whatever nature, except Loss Adjustment Expense.

REPORTS AND REMITTANCES

A.	Within 30 days following the end of each quarter, the Company shall render a report to the Reinsurer showing the following for the quarter:

1.	Gross Written Premium and ceded Net Written Premium;

2.	Ceded Earned Premium and ceded Net Earned Premium;

3.	Ceding commission on (2) above;

4.	Paid Loss and Loss Adjustment Expense (net of any “cash call” amounts recovered under the provisions of the LOSS SETTLEMENTS ARTICLE);

5.	Reserves for outstanding Loss;

6.	Reserves for outstanding Loss Adjustment Expense;

7.	Reserves for unearned premium

8.	Reserves for IBNR.

The positive balance of subparagraph 2 less subparagraph 3 less subparagraph 4 shall be remitted by the Company within 45 days of the quarter end. Any balance shown to be due the Company shall be remitted by the Reinsurer to the Company within 15 days of receipt of said report.

It is acknowledged that for reporting purposes, “quarterly” reporting periods may not, in accordance with the Company’s customary accounting and reporting practices, coincide with the calendar periods, in which case, subsequent reports may include days omitted from the prior periods

B.	The Company will issue individual loss reports for claims with gross reserves of $1,000,000 and greater.

LOSS SETTLEMENTS

A.	All loss settlements made by the Company that are within the terms and conditions of the Policy or by way of compromise, except as otherwise provided in this

Contract, shall be binding upon the Reinsurer. The Reinsurer agrees to pay or allow, as the case may be, its share of each such settlement in accordance with this Contract.

B.	Should there be a gross loss in excess of or equal to $1,000,000, the Company may give the Reinsurer notice of payment made or its intention to make payment on a certain date. If the Company has paid the loss, payment will be made by the Reinsurer immediately. If the Company intends to pay the loss by a certain date and has submitted proof of loss or similar document, payment will be due from the Reinsurer 24 hours prior to that date, provided the Reinsurer has a period of five working days after receipt of said notice to dispatch the payment. Cash loss amounts specifically remitted by the Reinsurer as set forth herein will be credited to the next quarterly account.

WARRANTY

The Company hereby represents to the Reinsurer that the information provided to the Reinsurer set forth in Exhibit A is accurate and complete in all material respects.

TERRORISM EXCESS RECOVERY

To the extent the Company makes recoveries under the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Extension Act of 2005 and the Terrorism Risk Insurance Program Reauthorization Act of 2007, and any other replacements, extensions or amendments thereto (the “Act”), that relate to specific claims under this Contract, a proportionate amount of such recovery from the Act will be used to reduce the Loss hereunder.

SALVAGE AND SUBROGATION

A.	The Reinsurer shall be credited with its proportionate share of salvage or subrogation recoveries (i.e., reimbursement obtained or recovery made by the Company, less the Reinsurer’s proportionate share of Loss Adjustment Expense incurred in obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. The Company will enforce its rights to subrogation relating to any Loss, a part of which Loss was sustained by the Reinsurer, and prosecute all claims arising out of such rights.

B.	In the event that there are no recoveries or the expenses exceed the amount of recovery, subrogation or other related expenses shall be treated and paid by the Reinsurer as part of Loss.

RIGHT TO ASSOCIATE

When so requested in writing by the Reinsurer, the Company shall afford the Reinsurer or the Reinsurer’s representatives the opportunity to associate with the Company at the Reinsurer’s expense in the defense of any claim, suit, or proceeding, and the Company and Reinsurer shall cooperate in every respect in the defense of such claim, suit, or proceeding.

DELAYS. ERRORS AND OMISSIONS

Any inadvertent delay, omission or error shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such delay, omission or error had not been made, provided such delay, omission or error is rectified upon discovery.

OFFSET

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract or any other contract heretofore or hereafter entered into between the Company and the Reinsurer, whether acting as assuming reinsurer or ceding company.

TAXES

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America, the District of Columbia or Canada.

FEDERAL EXCISE TAX

A.	The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 et seq. of the U.S. Internal Revenue Code of 1986, as amended, and all related IRS Rulings) to the extent such premium is subject to the Federal Excise Tax.

B.	In the event of any return of premium becoming due hereunder, the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.

C.	As respects premiums ceded to Reinsurers under this Contract, the Reinsurer agrees to indemnify the Company for any liability, expense, interest or penalty it may incur by reason of the Reinsurer’s breach of this Article.

RESERVES AND FUNDING

A.	The Reinsurer shall provide funding under the terms of this Article only if the Company shall be denied statutory credit for reinsurance ceded to that Reinsurer pursuant to the credit for reinsurance law or regulations of any regulatory authority having jurisdiction over the Company’s reserves. In the event any of the provisions of this Article conflict with or otherwise fail to satisfy the requirements of the appropriate credit for reinsurance statute or regulation, this Article shall be deemed amended to conform to the appropriate statute or regulation.

B.	As regards Policies issued by the Company coming within the scope of this Contract, the Company agrees that when it shall file with the insurance regulatory authority or set up on its books reserves for unearned premium and Losses covered hereunder which it shall be required by law to set up, it will forward to the Reinsurer a statement showing the proportion of such reserves which is applicable to the Reinsurer. The Reinsurer hereby agrees to fund such reserves in respect of unearned premium, known outstanding Losses that have been reported to the Reinsurer and Loss Adjustment Expense relating thereto, Losses and Loss Adjustment Expense paid by the Company but not recovered from the Reinsurer, plus reserves for losses incurred but not reported, as shown in the statement prepared by the Company (herein referred to as “Reinsurer’s obligations”) by funds withheld, cash advances or a Letter of Credit. The Reinsurer shall have the option of determining the method of funding provided it is acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves.

C.	When funding by a Letter of Credit, the Reinsurer agrees to apply for and secure timely delivery to the Company of a clean, irrevocable and unconditional Letter of Credit issued by a bank and containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves in an amount equal to the Reinsurer’s proportion of said reserves. Such Letter of Credit shall be issued for a period of not less than one year, and shall be automatically extended for one year from its date of expiration or any future expiration date unless 30 days (60 days where required by insurance regulatory authorities) prior to any expiration date the issuing bank shall notify the Company by certified or registered mail that the issuing bank elects not to consider the Letter of Credit extended for any additional period.

D.	The Reinsurer and Company agree that the Letters of Credit provided by the Reinsurer pursuant to the provisions of this Contract may be drawn upon at any time, notwithstanding any other provision of this Contract, and be utilized by the Company or any successor, by operation of law, of the Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company for the following purposes, unless otherwise provided for in a separate Trust Contract:

1.	To reimburse the Company for the Reinsurer’s obligations, the payment of which is due under the terms of this Contract and which has not been otherwise paid;

2.	To make refund of any sum which is in excess of the actual amount required to pay the Reinsurer’s obligations under this Contract;

3.	To fund an account with the Company for the Reinsurer’s obligations. Such cash deposit shall be held in an interest bearing account separate from the Company’s other assets, and interest thereon not in excess of the prime rate shall accrue to the benefit of the Reinsurer;

4.	To pay the Reinsurer’s share of any other amounts the Company claims are due under this Contract.

In the event the amount drawn by the Company on any Letter of Credit is in excess of the actual amount required for subparagraph 1 or 3, or in the case of subparagraph 4, the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn. All of the foregoing shall be applied without diminution because of insolvency on the part of the Company or the Reinsurer.

E.	The issuing bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company.

F.	At annual intervals, or more frequently as agreed but never more frequently than quarterly, the Company shall prepare a specific statement of the Reinsurer’s obligations, for the sole purpose of amending the Letter of Credit, in the following manner:

1.	If the statement shows that the Reinsurer’s obligations exceed the balance of credit as of the statement date, the Reinsurer shall, within 30 days after receipt of notice of such excess, secure delivery to the Company of an amendment to the Letter of Credit increasing the amount of credit by the amount of such difference.

2.	If, however, the statement shows that the Reinsurer’s obligations are less than the balance of credit as of the statement date, the Company shall, within 30 days after receipt of written request from the Reinsurer, release such excess credit by agreeing to secure an amendment to the Letter of Credit reducing the amount of credit available by the amount of such excess credit.

INURING REINSURANCE: NET RETAINED LINES

A.

This Contract applies only to that portion of any Policy which the Company retains net for its own account (prior to deduction of any reinsurance that inures solely to the benefit of the Company) and in calculating the amount of any Loss hereunder, only Loss in respect of that portion of any Policy which the Company retains net for its own account shall be included. This Contract shall have the benefit of inuring reinsurance contracts as per the schedule attached, on the same terms and conditions obtained by the Company. These reinsurance contracts shall be deemed in place and renewed at the same terms. The Reinsurer shall bear its share of the cost of premium and reinstatement premium (but only provided such reinstatement premiums correspond to an inuring recovery hereunder). The Reinsurer’s share of the cost shall be calculated, for each reinsurance contract, using the applicable premium adjusting rate to the applicable premium for business reinsured hereunder. For purposes of this Article, inter-company reinsurance shall be entirely disregarded.

B.	The amount of the Reinsurer’s liability hereunder in respect of any Loss shall not be increased by reason of the inability of the Company to collect from any other reinsurer(s), whether specific or general, any amounts which may have become due from such reinsurer(s), whether such inability arises from the insolvency of such other reinsurer(s) or otherwise.

C.	The Company shall be permitted to carry catastrophe reinsurance, recoveries under which shall inure solely to the benefit of the Company and be entirely disregarded in applying all of the provisions of this Contract.

ORIGINAL CONDITIONS

All reinsurance under this Contract shall be subject to the same rates, terms, conditions, waivers and interpretations, and to the same modifications and alterations as the respective Policies of the Company. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract.

THIRD PARTY RIGHTS

This Contract is solely between the Company and the Reinsurer, and in no instance shall any other party have any rights under this Contract except as expressly provided otherwise in the INSOLVENCY ARTICLE.

ENTIRE AGREEMENT AND AMENDMENTS

A.	This Contract constitutes the entire agreement between the parties with respect to the business reinsured by this Contract.

B.	This Contract may be altered or amended in any of its terms and conditions by mutual consent of the Company and the Reinsurer either by addenda hereto or (as respects special acceptances only) by exchange of letters (to include electronic mail); such addenda or letters will then constitute a part of this Contract.

C.	This Article shall not be construed as limiting in any way the admissibility of evidence regarding the formation, interpretation, purpose, or intent of this Contract.

SEVERABILITY

If any provision of this Contract shall be rendered illegal or unenforceable by the laws or regulations of any state or applicable regulatory jurisdiction, such provision shall be considered void in such state or applicable regulatory jurisdiction, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.

GOVERNING LAW

This Contract shall be construed in accordance with the laws of the State of New York without regard to its conflict of laws principles.

ACCESS TO RECORDS

The Reinsurer or its designated representatives shall have access to the books and records of the Company on matters relating to this reinsurance at all reasonable times for the purpose of obtaining information concerning this Contract or the subject matter hereof.

CONFIDENTIALITY

The Reinsurer, except with the express prior written consent of the Company, shall not directly or indirectly, communicate, disclose or divulge to any third party, any knowledge or information that may be acquired either directly or indirectly as a result of its participation in this Contract. The restrictions as outlined in this Article shall not apply to communication or disclosures that the Reinsurer is required to make to auditors, both internal and external, affiliates, outside actuaries, consultants, retrocessionaires, legal counsel, arbitrators involved in any arbitration procedures under this Contract or disclosures required upon subpoena or other duly-issued order of a court or other governmental agency or regulatory authority; however, such third parties are to be informed of these confidentiality restrictions by the Reinsurer. The Reinsurer shall not share, communicate or otherwise disseminate the Company’s confidential information obtained by virtue of its subscription to this Contract with any employees (either of the Reinsurer or any affiliate) associated with its direct insurance operations.

INSOLVENCY

A.

In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company or to its liquidator, receiver, conservator or statutory successor, with reasonable provision for verification, on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the Policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the Company as part of the expense of conservation or liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

B.	Where two or more Reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the Company.

C.	It is further agreed that, in the event of the insolvency of the Company, the reinsurance under this Contract shall be payable directly by the Reinsurer to the Company or its liquidator, receiver, conservator, or statutory successor[, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the Company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such Policy obligations of the Company as direct obligations of the Reinsurer to the payee under such Policies and in substitution for the obligations of the Company to such payees].

D.	In the event of the insolvency of any company or companies listed in the designation of “Company” under this Contract, this Article shall apply only to the insolvent company or companies.

ARBITRATION

A.	As a condition precedent to any right of action hereunder, any irreconcilable dispute arising out of the interpretation, performance or breach of this Contract, including the formation or validity thereof, whether arising before or after the expiry or termination of the Contract, shall be submitted for decision to a panel of three arbitrators. Notice requesting arbitration will be in writing and sent by certified mail, return receipt requested, or such reputable courier service as is capable of returning proof of receipt of such notice by the recipient to the party demanding arbitration.

B.	One arbitrator shall be appointed by each party. If either party fails to appoint its arbitrator within 30 days after being requested to do so by the other party, the latter, after 10 days’ notice by certified mail or reputable courier as provided above of its intention to do so, may appoint the second arbitrator.

C.	The two arbitrators shall, before instituting the hearing, appoint an impartial third arbitrator who shall preside at the hearing. If the two arbitrators are unable to agree upon the third arbitrator within 30 days of their appointment, the parties shall appoint the Umpire pursuant to the AIDA Reinsurance and Insurance Arbitration Society - U.S. (ARIAS) Umpire Selection Procedure. If ARIAS fails to appoint the third arbitrator within 30 days of being requested to do so, either party may request a district court judge of the federal district court having jurisdiction over the geographical area in which the arbitration is to take place, or if the federal court declines to act, the state court having general jurisdiction in such area to select the third arbitrator from a list of six individuals (three named by each arbitrator previously appointed). All arbitrators shall be neutral and disinterested active or former senior executives of insurance or reinsurance companies or Underwriters at Lloyd’s, London.

D.	Within 30 days after notice of appointment of all arbitrators, the panel shall meet and determine timely periods for briefs, discovery procedures and schedules for hearings. Unless the panel agrees otherwise, arbitration shall take place in New York City, New York, but the venue may be changed when deemed by the panel to be in the best interest of the arbitration proceeding. The decision of any two arbitrators when rendered in writing shall be final and binding. The panel is empowered to grant interim relief as it may deem appropriate.

E.	The panel shall be relieved of all judicial formality and may abstain from following the strict rules of law, procedure and evidence. The purposes of this Contract are not to be defeated by a narrow, technical construction of its provisions; it will be considered an honorable undertaking and will be subject to liberal construction for the purpose of giving effect to the real intentions of the parties hereto. The panel shall not be obligated to follow any one state’s law, and instead shall make its decision considering the custom and practice of the applicable insurance and reinsurance business as promptly as possible following the termination of the hearings. Judgment upon the award may be entered in any court having jurisdiction thereof.

F.	Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the cost of the third arbitrator. The remaining costs of the arbitration shall be allocated by the panel. The panel may, at its discretion, award such further costs and expenses as it considers appropriate, including but not limited to attorney’s fees, to the extent permitted by law.

SERVICE OF SUIT

(This Article is not intended to conflict with or override the obligation of the parties to arbitrate their disputes in accordance with the ARBITRATION ARTICLE and is intended solely for the purpose of effectuating arbitration, including the enforcement of any award entered in any such arbitration)

A	In the event of the failure of the Reinsurer to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, shall submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. The Reinsurer, once the appropriate court is selected, whether such court is the one originally chosen by the Company and accepted by Reinsurer or is determined by removal, transfer, or otherwise, as provided for above, shall comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against it upon this Contract, shall abide by the final decision of such court or of any appellate court in the event of an appeal. The validity and/or enforceability of any arbitration award or judgment obtained in the United States shall not be contested by the Reinsurer in any jurisdiction outside of the United States.

B.	It is further agreed that service of process in such suit may be made upon Cahill Gordon & Reindel, LLP, 80 Pine Street, NY, NY 10005, and that in any suit instituted, the Reinsurer will abide by the final decision of such court or of any appellate court in the event of an appeal. The above-named is authorized and directed to accept service of process on behalf of the Reinsurer in any such suit and/or upon the request of the Company to give a written undertaking to the Company that they will enter a general appearance upon the Reinsurer’s behalf in the event such a suit shall be instituted.

C.	Further, pursuant to any statute of any state, territory or district of the United States that makes provision therefor, the Reinsurer hereby designates the Superintendent, Commissioner or Director of Insurance, or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceedings instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract, and hereby designates the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.

MODE OF EXECUTION

This Contract may be executed either by an original written ink signature of paper documents, by an exchange of facsimile copies showing the original written ink signature of paper documents, or by electronic signature by either party employing appropriate software technology as to satisfy the parties at the time of execution that the version of the document agreed to by each party shall always be capable of authentication and satisfy the same rules of evidence as written signatures. The use of any one or a combination of these methods of execution shall constitute a legally binding and valid signing of this Contract. This Contract may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.

INTERMEDIARY

Guy Carpenter is hereby recognized as the intermediary negotiating this Contract and through whom all communications relating thereto shall be transmitted to the Company or the Reinsurer.

Brokerage hereunder is 1.0% of the Ceded Reinsurance Premium.

[signature page follows]

IN WITNESS WHEREOF, the parties by their duly authorized representatives have executed this Contract as of the date specified below:

COMPANY

Tower Insurance Company of New York

By	/s/ Marina Contiero

Print Name	Marina Contiero

Title	Managing VP

Date	9/27/13

REINSURER

By	/s/ Jerome Halgan

Print Name	Jerome Halgan

Title	Chief Underwriting Officer

Date	9/26/13

SCHEDULE OF INURING REINSURANCES

Description	Basis	Limit	Retention	Relnst.	Placed

Casualty Clash XOL	LOD	5,000,000	5,000,000	1 @ 100%	100%
1st Property XOL	RAD	5,000,000	5,000,000	2 @ 100%	100%
2nd Property XOL	RAD	20,000,000	10,000,000	1 @ 100%	100%
Property Auto Fac	RAD	40,000,000	30,000,000	Unlimited Free	100%

NUCLEAR INCIDENT EXCLUSION CLAUSE - LIABILITY -

REINSURANCE - U.S.A.

(1) This reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

(2) Without in any way restricting the operation of paragraph (1) of this Clause it is understood and agreed that for all purposes of this reinsurance all the original policies of the Reassured (new, renewal and replacement) of the classes specified in Clause II of this paragraph (2) from the time specified in Clause III in this paragraph (2) shall be deemed to include the following provision (specified as the Limited Exclusion Provision):

Limited Exclusion Provision.*

I.	It is agreed that the policy does not apply under any liability coverage, to (injury, sickness, disease, death or destruction, (bodily injury or property damage with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.

II.	Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies (liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

III.	The inception dates and thereafter of all original policies as described in II above, whether new, renewal or replacement, being policies which either

(a)	become effective on or after 1st May, 1960, or

(b)	become effective before that date and contain the Limited Exclusion Provision set out above; provided this paragraph

(2) shall not be applicable to Family Automobile Policies, Special Automobile Policies, or policies or combination policies of a similar nature, issued by the Reassured on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.

(3) Except for those classes of policies specified in Clause II of paragraph (2) and without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that for all purposes of this reinsurance the original liability policies of the Reassured (new, renewal and replacement) affording the following coverages:

Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad)

Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers

Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability)

shall be deemed to include, with respect to such coverages, from the time specified in Clause V of this paragraph (3), the following provision (specified as the Broad Exclusion Provision):

It is agreed that the policy does not apply:

Broad Exclusion Provision.*

I.	Under any Liability Coverage, to (injury, sickness, disease, death or destruction (bodily injury or property damage

(a) with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

(b) resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.

II.	Under any Medical Payments Coverage, or under any Supplementary Payments Provision relating to (immediate medical or surgical relief, (first aid, to expenses incurred with respect to (bodily injury, sickness, disease or death (bodily injury resulting from the hazardous properties of nuclear material and arising out of the operation of a nuclear facility by any person or organization.

III.	Under any Liability Coverage to (injury, sickness, disease, death or destruction (bodily injury or property damage resulting from the hazardous properties of nuclear material, if

(a) the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom;

(b) the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or

(c) the (injury, sickness, disease, death or destruction (bodily injury or property damages arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories, or possessions or Canada, this exclusion (c) applies only to (injury to or destruction of property at such nuclear facility (property damage to such nuclear facility and any property thereat.

IV.	As used in this endorsement:

“Hazardous properties” include radioactive, toxic or explosive properties; “nuclear material” means source material, special nuclear material or byproduct material; “source material,” “special nuclear material,” and “byproduct material” have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof; “spent fuel” means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; “waste” means any waste material (1) containing byproduct material and (2) resulting from the operation by any person or organization of any nuclear facility included within the definition of nuclear facility under paragraph (a) or (b) thereof; “nuclear facility” means

(a) any nuclear reactor,

(b) any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling, processing or packaging waste,

(c) any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235, (d) any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste, and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; “nuclear reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material;

(With respect to injury to or destruction of property, the word “injury” or “destruction” (“property damage” includes all forms of radioactive contamination of property (includes all forms of radioactive contamination of property.

V.	The inception dates and thereafter of all original policies affording coverages specified in this paragraph (3), whether new, renewal or replacement, being policies which become effective on or after 1st May, 1960, provided this paragraph (3) shall not be applicable to

(i) Garage and Automobile Policies issued by the Reassured on New York risks, or

(ii) statutory liability insurance required under Chapter 90, General Laws of Massachusetts, until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.

(4) Without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that paragraphs (2) and (3) above are not applicable to original liability policies of the Reassured in Canada and that with respect to such policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters’ Association of the Independent Insurance Conference of Canada.

*NOTE:	The words printed in italics in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to original liability policies which include a Limited Exclusion Provision or a Broad Exclusion Provision containing those words.

21/9/67

N.M.A. 1590

BRMA 35A

NUCLEAR INCIDENT EXCLUSION CLAUSE - LIABILITY - REINSURANCE -

CANADA

1.	This Contract does not cover any loss or liability accruing to the Reinsured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber, or association.

2.	Without in any way restricting the operation of paragraph 1 of this clause it is agreed that for all purposes of this Contract all the original liability contracts of the Reinsured, whether new, renewal or replacement, of the following classes, namely,

Personal Liability. Farmers’ Liability. Storekeepers’ Liability.

which become effective on or after 31st December 1984, shall be deemed to include, from their inception dates and thereafter, the following provision:

Limited Exclusion Provision.

This Policy does not apply to bodily injury or property damage with respect to which the Insured is also insured under a contract of nuclear energy liability insurance (whether the Insured is unnamed in such contract and whether or not it is legally enforceable by the Insured) issued by the Nuclear Insurance Association of Canada or any other group or pool of insurers or would be an Insured under any such policy but for its termination upon exhaustion of its limits of liability.

With respect to property, loss of use of such property shall be deemed to be property damage.

3.	Without in any way restricting the operation of paragraph 1 of this clause it is agreed that for all purposes of this Contract all the original liability contracts of the Company, whether new, renewal or replacement, of any class whatsoever (other than Personal Liability, Farmers’ Liability, Storekeepers’ Liability or Automobile Liability contracts), which become effective on or after 31st December 1984, shall be deemed to include, from their inception dates and thereafter, the following provision:

Broad Exclusion Provision.

It is agreed that this Policy does not apply:

(a)	to liability imposed by or arising under The Nuclear Liability Act; nor

(b)	to bodily injury or property damage with respect to which an Insured under this Policy is also insured under a contract of nuclear energy liability insurance (whether the Insured is unnamed in such contract and whether or not it is legally enforceable by the Insured) issued by the Nuclear Insurance Association of Canada or any other insurer or group or pool of insurers or would be an Insured under any such policy but for its termination upon exhaustion of its limit of liability; nor

(c)	to bodily injury or property damage resulting directly or indirectly from the nuclear energy hazard arising from:

(i)	the ownership, maintenance, operation or use of a nuclear facility by or on behalf of an Insured;

(ii)	the furnishing by an Insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility; and

(iii)	the possession, consumption, use, handling, disposal or transportation of fissionable substances or of other radioactive material (except radioactive isotopes, away from a nuclear facility, which have reached the final stage of fabrication so as to be usable for any scientific, medical, agricultural, commercial or industrial purpose) used, distributed, handled or sold by an Insured.

As used in this Policy:

1.	The term “nuclear energy hazard” means the radioactive, toxic, explosive or other hazardous properties of radioactive material;

2.	The term “radioactive material” means uranium, thorium, plutonium, neptunium, their respective derivatives and compounds, radioactive isotopes of other elements and any other substances that the Atomic Energy Control Board may, by regulation, designate as being prescribed substances capable of releasing atomic energy, or as being requisite for the production, use or application of atomic energy;

3.	The term “nuclear facility” means:

(a)	any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of plutonium, thorium and uranium or any one or more of them;

(b)	any equipment or device designed or used for (i)separating the isotopes of plutonium, thorium and uranium or any one or more of them, (ii) processing or utilizing spent fuel, or (iii) handling, processing or packaging waste;

(c)	any equipment or device used for the processing, fabricating or alloying of plutonium, thorium or uranium enriched in the isotope uranium 233 or in the isotope uranium 235, or any one or more of them if at any time the total amount of such material in the custody of the Insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235;

(d)	any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste radioactive material; and includes the site on which any of the foregoing is located, together with all operations conducted thereon and all premises used for such operations.

4.	The term “fissionable substance” means any prescribed substance that is, or from which can be obtained, a substance capable of releasing atomic energy by nuclear fission.

5.	With respect to property, loss of use of such property shall be deemed to be property damage.

N.M.A. 1979a

01/04/96

NUCLEAR ENERGY RISKS EXCLUSION CLAUSE (REINSURANCE) (1994) (WORLDWIDE EXCLUDING U.S.A. & CANADA)

This Contract shall exclude Nuclear Energy Risks whether such risks are written directly and/or by way of reinsurance and/or via Pools and/or Associations.

For all purposes of this Contract Nuclear Energy Risks shall mean all first party and/or third party insurances or reinsurances (other than Workers’ Compensation and Employers’ Liability) in respect of:

(I)	All Property on site of a nuclear power station.

Nuclear Reactors, reactor buildings and plant and equipment therein on any site other than a nuclear power station.

(II)	All Property, on any site (including but not limited to the sites referred to in (I) above) used or having been used for:

(a)	The generation of nuclear energy; or

(b)	The Production, Use or Storage of Nuclear Material.

(III)	Any other Property eligible for insurance by the relevant local Nuclear Insurance Pool and/or Association but only to the extent of the requirements of that local Pool and/or Association.

(IV)	The supply of goods and services to any of the sites described in (I) to (III) above, unless such insurances or reinsurance shall exclude the perils or irradiation and contamination by Nuclear Material.

Except as undernoted, Nuclear Energy Risks shall not include:

(i)	Any insurance or reinsurance in respect of the construction or erection or installation or replacement or repair or maintenance or decommissioning of Property as described in (I) to (III) above (including contractors’ plant and equipment);

(ii)	Any Machinery Breakdown or other Engineering insurance or reinsurance not coming within the scope of (I) above; Provided always that such insurance or reinsurance shall exclude the perils or irradiation and contamination by Nuclear Material.

However, the above exception shall not extend to:

(1)	The provision of any insurance or reinsurance whatsoever in respect of:

(a)	Nuclear Material;

(b)	Any Property in the High Radioactivity Zone or Area of any Nuclear Installation as from the introduction of Nuclear Material or - for reactor installations - as from fuel loading or first criticality where so agreed with the relevant local Nuclear Insurance Pool and/or Association.

(2)	The provision of any insurance or reinsurance for the undernoted perils:

•	Fire, lightning, explosion;

•	Earthquake;

•	Aircraft and other aerial devices or articles dropped therefrom;

•	Irradiation and radioactive contamination;

•	Any other peril insured by the relevant local Nuclear Insurance Pool and/or Association;

In respect of any other Property not specified in (1) above which directly involves the Production, Use or Storage of Nuclear Material as from the introduction of Nuclear Material into such Property.

Definitions

Nuclear Material” means:

(i)	Nuclear fuel, other than natural uranium and depleted uranium, capable of producing energy by a self-sustaining chain process of nuclear fission outside a Nuclear Reactor, either alone or in combination with some other material; and

(ii)	Radioactive Products or Waste.

“Radioactive Products or Waste” means any radioactive material produced in, or any material made radioactive by exposure to the radiation incidental to the production or utilization of nuclear fuel, but does not include radioisotopes which have reached the final state of fabrication so as to be usable for any scientific, medical, agricultural, commercial or industrial purpose.

“Nuclear Installation” means:

(i)	Any Nuclear Reactor;

(ii)	Any factory using nuclear fuel for the production of Nuclear Material, or any factory for the processing of Nuclear Material, including any factory for the reprocessing of irradiated nuclear fuel; and

(iii)	Any facility where Nuclear Material is stored, other than storage incidental to the carriage of such material.

“Nuclear Reactor” means any structure containing nuclear fuel in such an arrangement that a self-sustaining chain process of nuclear fission can occur therein without an additional source of neutrons.

“Production, Use or Storage of Nuclear Material” means the production, manufacture, enrichment, conditioning, processing, reprocessing, use, storage, handling and disposal of Nuclear Material.

“Property” shall mean all land, buildings, structures, plant, equipment, vehicles, contents (including but not limited to liquids and gases) and all materials of whatever description whether fixed or not.

“High Radioactivity Zone or Area” means:

(i)	For nuclear power stations and Nuclear Reactors, the vessel or structure which immediately contains the core (including its supports and shrouding) and all the contents thereof, the fuel elements, the control rods and the irradiated fuel store; and

(ii)	For non-reactor Nuclear Installations, any area where the level of radioactivity requires the provision of a biological shield.

N.M.A. 1975a

Exhibit A

1.0	Overview

1.1	2012 Annual Report

1.2	2013renewalsubmission12102012.xlsx

1.3	CA WC history (4)

1.4	Management Bios

1.5	Overview

1.6	Acquisitions

1.7	Historical development by year

2.0	Premium and Exposure Data

2.1	California WC June 2013

2.2	RYG - With Hazard grades (updated 100111).pdf

2.3	WC All States June 2013

3.0	Rate Information

3.1	Policy Details 2012 California

3.2	2013renewalsubmission12102012.xlsx

3.3	CA Rate History - All Companies 2010 to 2013

3.4	CA WC Rate Changes

3.5	Brokerage WC Price Monitoring May 2013

3.6	WC Price Monitoring May 2013 NBIS and EE Hall

3.7	NSM Temp Staffing Policy Details CA Only

3.8	NSM All Comp Policy Details CA Only

3.9	California WC

Exhibit A (continued)

3.10	RTH PEO renewal policy detail 2013

3.11	2013 Renewal - Summary of Policy Prem Changes

4.0	Experience Data

4.1	CA WC Claims

4.2	Claims Guidelines and Authority Levels

4.2.1	Tower Group Companies - WC Medical Only Best Practices

4.2.2	Tower Group Companies - WC Indemnity Claim Best Practices 081512

4.2.3	Audit Protocol Manual final 12-2012

4.3	WC CA Programs 2Q2013

4.4	WC CA Brokerage Triangle 2Q2013

4.5	Data Scope Documentation

4.6	Program Data - SRS

4.6.1	Buffer Layer Only SRS Indicated IBNR 2Q2013 using 0531 data

5.0	Reinsurance

5.1	2011 EXCESS SUBMISSION

5.2	2012renewalsubmission

5.3	Tower Group 2010 Reinsurance Proposal

5.4	2013 Tower Group - Sum of Excess Terms

5.5	Tower Group Inuring RI 2013

6.0	Reserve Analysis - WC Only

6.1	Analysis_Brokerage_2Q2013_WC_(e)

6.2	Brokerage Claim Count WC only (e)

Exhibit A (continued)

6.3	Brokerage and Program WC ULR 5 31 2013 (e)

6.4	Programs Analysis 2Q13 8 5 2013 WC only (e)

6.5	Specific Program Historical Triangle

6.5.1	AEQ AL Historical Data

6.5.2	AEQ WC Historical Data

6.5.3	CareWest Historical Data

6.5.4	CNIC Runoff Historical data

6.5.5	EE Hall Historical Data

6.5.6	Midwest Historical Data

6.5.7	NSM Historical Data

6.5.8	RTH Historical Data

6.5.9	WCNW Historical Data

7.0	Reserve Analysis Other Lines of Business

7.1	Analysis_Brokerage_2Q2013_Products_(e)

7.2	Analysis_Brokerage_2Q2013_AL_(e)

7.3	Analysis_Brokerage_2Q2013_CMPL_(e)

7.4	Analysis_Brokerage_2Q2013_OL_(e)

7.5	Brokerage Claim Counts as of 2013 2Q All other LOB Ex WC (e)

7.6	Programs Analysis 2Q13 8 5 2013 Non WC LOBs (e)

7.7	Commercial_Lines_Mix_as_of_Q2_2013_-_for_release_4

7.8	Commercial_Memo_v2_rev_

7.9	Plan 2H 2013 v3

Exhibit A (continued)

7.10	Pricing_and_Business_Mix_for_Specialty_v10_release

7.11	Specialty_Memo

7.12	Subject Premium Plan 2H 2013 v2 ALAE Split

7.13	Analysis_Brokerage_2Q2013_CMPP_(e)

7.14	Subject Premium Plan 2H 2013 v3 Liab CMPP

7.15	Non WC Class Distribution June 2013.xlsx

8.0	Financial Statements

8.1	GAAP

8.1.1	2010 10K-A

8.1.2	2011 10K-A

8.1.3	2012 10K-A

8.1.4	Q1 2012 10Q - A

8.1.5	Q1 2013 10Q

8.1.6	Q2 2012 10Q - A

8.1.7	Q3 2012 10Q - A

8.2	Statutory

8.2.1	annual statement

8.2.1.1	Tower Group Companies 2010 Annual Statement

8.2.1.2	Tower Group Companies Annual statement 2011

8.2.1.3	Tower Group Companies Annual Statement 2012

8.2.2	combined annual statement

8.2.2.1	00046_38_P_2010_O_C_1_00_NA_P

Exhibit A (continued)

8.2.2.2	00046_38_P_2011_O_C_1_00_NA_P

8.2.2.3	00046_38_P_2012_O_C_1_00_NA_P

8.2.2.4	00089_38_P_2011_O_C_1_00_NA_P

8.2.2.5	00411_38_P_2012_O_C_1_00_NA_P

8.2.2.6	AMENDED 2010 TOWER COMBINED 7-1-11 bar code

8.2.2.7	TICNY Combined Amended 2012 Annual Statement for printer

8.2.3	quarterly statement

8.2.3.1	Tower Group Companies 1Q12

8.2.3.2	Tower Group Companies 1Q2013

8.2.3.3	Tower Group Companies 2Q12

8.2.3.4	Tower Group Companies 3Q12 statements

8.3	Proxy

8.3.1	2010 Proxy

8.3.2	2011 Proxy

8.3.3	2012 Proxy

8.4	Annual Reports

8.4.1	Annual Report - Romance Copy - 2010

8.4.2	Annual Report - Romance Copy - 2011

8.4.3	Annual Report - Romance Copy - 2012

9.0	Rating Agency Presentations

9.1	AMB 2013 Final (exhibits)

9.2	AMB 2013 Final (presentation)

Exhibit A (continued)

9.3	Fitch Presentation Draft 2012-12-17

10.0	Pending Litigations

10.1	12727_1_CaseID12727 COMPLAINT1 (2)

10.2	12731_1_Feighay v Tower Group COMPLAINT1